EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-123162 on Form F-4 of our report dated March 4, 2005 (except for Note 25, as to which the date is April 15, 2005) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the differences in accounting with US GAAP), relating to the financial statements of Telefónica, S. A. and subsidiaries, appearing in the Annual Report on Form 20-F of Telefónica, S. A. and subsidiaries for the year ended December 31, 2004, as amended, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte, S.L.
Madrid, Spain
April 22, 2005